Exhibit 99.1

QUARTERLY REPORT SEPTEMBER 2024 Comments from Managing Director and CEO, Douglas Thompson The skill and resilience of our people and the flexibility inherent in our business allowed us to remain focused on executing our growth strategy when faced with numerous operational challenges in Q3 of FY24. We overcame mechanical and geological circumstances at Curragh. However, with the continued impact of rainfall we have reissued a revision to full year production and cost guidance. During the quarter we continued to lower the cost base of the business by removing fleets from Curragh and increasing productivity of the dragline system. These cost savings are substantial and continue to flow through our business. Further operational and cost gains anticipated in the coming quarters are underpinned via ongoing productivity improvements and the development of our organic growth pipeline, particularly the Mammoth Underground and Buchanan Expansion projects, both of which are expected to have extremely positive prospects and continue to be developed from available cash. Coronado enters the December quarter with enhanced liquidity and a stronger balance sheet following the successful issuance of $400 million of Senior Secured Notes. The Notes, which expire in 2029, closed oversubscribed and achieved improved pricing and terms, reflecting the Company’s stable credit rating and attractive earnings growth potential. Looking ahead to the December quarter, with our draglines alone achieving 3% more waste movement than planned in 2024, we continue to reduce more expensive waste removal fleets and increase productivity. OPERATIONS ➢ Strong performance from U.S. operations underpinned September quarter (Q3 FY24). ➢ Q3 Group ROM production 6.3 Mt and Sales volumes 3.9 Mt. ➢ September YTD Group ROM production 19.7 Mt and Sales volumes 11.7 Mt. ➢ Australia TRIFR of 1.54 and U.S. TRIR of 2.41 at 30 September 2024, with both regions below respective industry averages. ➢ Organic growth projects at Buchanan and Curragh Complex (Mammoth Underground) remain on budget and schedule. FINANCIAL ➢ North American annual contract negotiations for FY25 completed. Coronado anticipates a volume weighted average price across all grades of Met Coal of approximately $159 per metric tonne (FOR) which is closely aligned with comparable FY24 pricing ($161 per metric tonne). ➢ Group revenue of $608 million for the September quarter; September YTD 2024 Group revenue of $1,950 million. ➢ Closing cash balance of $176 million as of 30 September 2024. ➢ Coronado commenced an offer to sell $400 million in aggregate principal amount of Senior Secured Notes and in early October achieved improved pricing (9.250%) and terms compared to its’ prior outstanding 10.750% Senior Secured Notes; now redeemed out of the net proceeds, also used to provide enhanced liquidity. ➢

QUARTERLY REPORT
SEPTEMBER 2024

OPERATIONS AND SALES

Quarterly Segment Production, Sales volumes, and Realised Pricing

Summary Information (unaudited)		Sep Q24	Jun Q24	Change	Sep 2024 YTD	Sep 2023 YTD	Change
ROM production	**Mt**	**6.3**	**7.4**	**(14.9%)**	**19.7**	**19.3**	**2.0%**
Australia	Mt	2.6	3.8	(30.8%)	9.2	9.4	(2.5%)
USA	Mt	3.7	3.6	1.7%	10.5	9.9	6.3%
Saleable production	**Mt**	**3.8**	**4.1**	**(6.9%)**	**11.3**	**11.9**	**(4.7%)**
Australia	Mt	2.3	2.7	(15.4%)	7.1	7.3	(3.2%)
USA	Mt	1.6	1.4	8.7%	4.2	4.6	(7.2%)
% Met Coal	**%**	**82.6%**	**81.5%**	**1.1%**	**80.9%**	**80.4%**	**0.5%**
Sales volumes	**Mt**	**3.9**	**4.1**	**(3.0%)**	**11.7**	**11.7**	**(0.1%)**
Australia	Mt	2.4	2.7	(10.5%)	7.6	7.2	5.3%
USA	Mt	1.5	1.4	11.7%	4.1	4.5	(8.7%)
Sales Mix							
Met Coal	%	81.0%	81.0%	0.0%	80.3%	75.8%	4.5%
Thermal Coal	%	19.0%	19.0%	0.0%	19.7%	24.2%	(4.5%)
Export Sales	%	70.6%	70.5%	0.1%	70.1%	72.6%	(2.5%)
Domestic Sales	%	29.4%	29.5%	(0.1%)	29.9%	27.4%	2.5%
Realised Pricing							
AU- Realised Met Price (FOB)	US$/t	193.8	216.2	(10.4%)	212.2	238.5	(11.0%)
PLV HCC FOB AUS Index Price	US$/t	210.7	242.3	(13.1%)	253.2	283.5	(10.7%)
% of PLV HCC FOB AUS Index	%	92.0%	89.2%	2.8%	83.8%	84.1%	(0.3%)
US - Realised Met Price (FOR)	US$/t	162.8	161.7	0.7%	164.8	199.5	(17.4%)
% of PLV HCC FOB AUS Index	%	77.3%	66.7%	10.6%	65.1%	70.4%	(5.3%)
Group - Realised Met Price (combined FOB/FOR)	US$/t	179.6	194.7	(7.8%)	192.6	221.5	(13.0%)
% of PLV HCC FOB AUS Index	%	85.3%	80.4%	4.9%	76.1%	78.1%	(2.0%)

Note: Coronado reports its production and financial information on a geographical segment basis. Please refer to page 7 for production and sales data by mine. Some numerical figures in the above table have been subject to rounding adjustments. Accordingly, numerical figures shown as totals may not equal the sum of the figures that follow them. In Q1 2024, Coronado revised its production reporting methodology such that the clean equivalent of ROM coal inventory on hand at period end is not included as part of Saleable production. Comparative Saleable production figures have not been updated for this revised methodology.

Group Production Overview

On a YTD basis, at September 2024 Coronado has achieved ROM production of 19.7 Mt, up 2% compared to 2023 and up 5.8% compared to 2022, reflecting improved planning and efficiencies across all operations.

ROM production for the Group in the September quarter was 6.3 Mt, 14.9% lower than the preceding June quarter. Saleable production for the Group in the September quarter was 3.8 Mt, 6.9% lower than the June quarter. The reduction in quarterly ROM production and Saleable production was primarily due to unforeseen geological circumstances, mechanical repairs to the bucketwheel and overland conveyor and 10-year high rainfall at the Curragh Complex, and unforeseen geological impacts, along with a one week vacation shutdown at Logan.

Australian Operations (Curragh Complex)

The Australian operations continued to deliver improving productivities. The waste movement per truck and excavator fleet improved in the September quarter compared to the June quarter. All waste fleets have improved productivity from March Quarter.

The Curragh Complex delivered ROM production of 2.6 Mt and saleable production of 2.3 Mt, reflecting decreases over the prior June quarter of 30.8% and 15.4%, respectively. During the quarter, the Curragh Complex was impacted by unplanned repairs to the bucketwheel and overland conveyor. Shipments were affected for two weeks while the conveyor belt and bucketwheel were repaired. An unforeseen geological circumstance of coal thinning in two zones further impacted ROM production; this has been overcome by further exploration in the recently developed areas. Curragh also experienced rainfall levels more than three times the 10-year monthly average for the area in August. The impacts of this rain were well over forecast and caused subsequent delays to pre-strip activities, which has resulted in some coal production being deferred into FY 2025. During the delay, critical dragline maintenance activity was brought forward, expected to benefit the December quarter utilisation and production.

2

QUARTERLY REPORT SEPTEMBER 2024 3 Due to the improved productivity of the dragline system, an additional fleet at the Curragh Complex will be idled in October which will also reduce costs. The planned idled fleet consists of a Company-owned Shovel, T282 trucks, and ancillary equipment totalling 14 pieces of equipment that are less productive and cost effective when operating in elevated rainfall periods. Once idled, the Curragh Complex will have removed six fleets from operation since April 2024. The average productivity improvement achieved across all fleets is 4% September YTD. The productivity improvement achieved is expected to continue into the December Quarter with the remaining waste removal fleets. The Australian operations remain committed to optimising performance. With the completion of historical pre-strip waste deficit works and the subsequent removal of multiple fleets delivering quarter on quarter cost base improvements, efforts remain focused on improving productivity from the dragline fleet and drill and blast performance. The dragline system continues to exceed improvement targets with the ratio of waste moved by draglines compared to truck/excavator at 47% (3% above the FY2024 plan and up from 37% in FY2023). Rail maintenance across all major Queensland coal networks that were scheduled for July 2024 have been completed. Maintenance on the Blackwater system, which services the Curragh Complex, reduced rail services to a single track for two weeks at the end of July/early August. There is no significant rail maintenance (apart from routine) planned for Blackwater system through to end of December 2024. U.S. Operations (Logan and Buchanan) Coronado’s U.S. operations continued to improve quarter on quarter throughout 2024, delivering higher production and sales volumes, and lower costs per tonne. The U.S. operations delivered ROM production of 3.7 Mt and saleable production of 1.6 Mt in the September quarter, reflecting increases over the prior June quarter of 1.7% and 8.7% respectively. At Logan, ROM and Saleable production in the September quarter were down 6.5% and 12.7%, respectively, compared to the prior June quarter. Production improvements are expected to continue following the reestablishment of mining at the Powellton mine and incremental tonnages coming from the highwall mining works at the surface operations. The September quarter was impacted by a roof fall and geological issues experienced earlier in the quarter which were subsequently stabilised, along with a one week shutdown in July for vacation. At Buchanan, September quarter ROM and Saleable production was higher as mining activity increased in the newly developed southern panels. During the quarter, yield improvements continued as mining conditions improved. Buchanan ROM production was up 9.5% and Saleable production was up 23.3% quarter on quarter. The mine continues to experience improved skip efficiencies following maintenance works earlier in the year with conveyor belt systems working well and skip counts operating at their best rates in two years. Buchanan is now running longwall sections in the north and south at the same time which is expected to further increase product yields given the Northern district is a higher yielding section. Rail and port operations associated with Coronado’s U.S. operations performed as expected during the quarter. Safety and Health The Group TRIR as of 30 September 2024 was 1.13. In Australia, the 12-month rolling average TRIFR as of 30 September 2024 was 1.54, compared to 2.43 as of 30 September 2023, reflecting a 36% year-on-year improvement. In the U.S., the 12-month rolling average TRIR as of 30 September 2024 was 2.41. Caption: Coronado’s U.S. Mines Rescue Teams In the U.S., the Logan Division celebrated during the September quarter when its surface facilities and mines achieved 1 million hours with no lost time incidents.

QUARTERLY REPORT SEPTEMBER 2024 4 The Fallen Hero’s Mine Rescue Contest was held in September 2024 with three teams from Coronado competing. The contest hosted 26 teams from Eastern U.S. over the three-day competition. The Buchanan Team placed 1st in Mine Rescue and was the Grand Champion, and the Logan team placed 3rd in First Aid. A newly-formed second team from Logan placed 1st in the Novice Division. Sales volumes, Realisations and Mix In the September quarter, the average PLV HCC FOB AUS index price was $210.7 per tonne, a decrease of 13% over the prior quarter. The Group Realised Price Per Tonne of Met Coal Sold for the September quarter (mixture of FOB / FOR / Domestic pricing) was 7.8% lower than the June quarter at $179.6 per tonne. Australia’s Realised Price Per Tonne of Met Coal Sold for the September quarter was $193.8 per tonne (FOB, 10.4% lower than June quarter). The PLV HCC FOB AUS Index was 2.8% better in the September quarter than the June quarter. The U.S. operations was $162.8 per tonne (mostly FOR / Domestic fixed, 0.7% higher than June quarter). Sales volumes for the Group in the September quarter were 3.9 Mt, 3% lower than in the June quarter. Sales volumes from the Australian and U.S. operations were 2.4 Mt (10.5% lower) and 1.5 Mt (11.7% higher), respectively. YTD sales volumes for the Group at September 2024 were 11.7 Mt, in-line with the same period in 2023. Sales volumes from the Australian and U.S. operations year-to-date were 7.6 Mt (5.3% higher) and 4.1 Mt (8.7% lower), respectively. For the September quarter, export sales were 70.6% of total sales volumes and Met Coal sales were 95.2% of total coal revenues. On a YTD basis, export Sales volumes were 70.1% of total Sales volumes and Met Coal sales revenues were 95.5% of total coal revenues. The percentage of Met Coal sales revenues was higher than prior year (September YTD 2023: 91.0%) due to the delivery in prior year of certain U.S. thermal coal contracts negotiated when thermal coal pricing was at elevated levels and product switching was prevalent. METALLURGICAL COAL MARKETS Outlook In the September 2024 quarter, we started to see steel markets and raw material demand coming under pressure. The ongoing weak macroeconomic environment, India’s prolonged monsoon season, and excessive Chinese exports of steel and coke led to a slowdown in hot metal production, and the PLV HCC FOB AUS index (main met coal index) fell to a three-year low in early September. China’s stimulus measures announced in late September initially boosted confidence in the steel markets, leading to a rise in steel and raw materials prices. After the announcement, the main met coal index moved above $200 per tonne. However, the markets cooled after that, and steel raw material prices retreated, with the main met coal index retreating to below $200/t levels. During the December 2024 quarter, we expect positive momentum from India and hot metal production outside China to recover as macroeconomic conditions improve. Trade measures will potentially reduce the impact of high Chinese steel exports, allowing non-Chinese steel production to rebound. U.S. 2025 Annual Domestic Contract Negotiations North American annual contract negotiations for FY25 are complete. Coronado anticipates a volume-weighted average price across all grades of Met Coal of approximately $159 per metric tonne (FOR), reflecting a price aligned with the HVA and HVB FOB USEC average index price June-September and forward curve pricing estimates at the time (FY24 pricing $161 per metric tonne FOR). These fixed-price tonnage contracts cover approximately 40% of anticipated U.S. production and 58% of anticipated U.S. mine cash costs in FY25. FINANCIAL AND CORPORATE September quarter Group revenue was $608.2 million, 9.7% lower than June quarter Group revenue of $673.8 million. September 2024 YTD Group revenue was $1,950 million, down 11.8% compared to September 2023 YTD revenue of $2,211 million. Lower YTD revenues reflect a 10.6% fall in PLV HCC FOB AUS index prices combined with lower annual U.S. domestic contract pricing compared to September 2023 YTD. September quarter Average Mining Costs Per Tonne Sold for the Group were 29.2% higher at $117.7 per tonne following geological, mechanical and weather impacts at Curragh that impacted production. Costs at Curragh are decreasing attributable to fleet demobilisations; and planned production volumes are aligned with full year guidance. September 2024 YTD Average Mining Costs Per Tonne Sold for the Group were $111.0 per tonne.

QUARTERLY REPORT
SEPTEMBER 2024

September quarter Capital Expenditure of $69.5 million was up 7.9% compared to the prior June quarter ($64.5 million). September 2024 YTD Capital Expenditure of $206.3 million was up 37.1% compared to September 2023 YTD ($150.5 million). The increase in Capital Expenditure year-to-date is due to the investment in organic growth projects at both our U.S. and Australian operations that are directly funded from available cash.

At 30 September 2024, the Company had a Net Debt position of $93.9 million (30 June 2024: Net Debt $4.7 million), consisting of a closing cash balance (excluding restricted cash) of $176.1 million, $242.3 million aggregate principal amount of 10.750% Senior Secured Notes due 2026, and $27.7 million in interest bearing liabilities associated with the Curragh housing transaction. Coronado had Available Liquidity of $326.1 million as of 30 September 2024, comprising cash and cash equivalents (excluding restricted cash), unrestricted short-term deposits and undrawn available borrowings under its ABL Facility.

On 06 August 2024 (AEST), Coronado announced a fully franked USD 0.005 dividend distribution per security with payment on 18 September 2024 (AEST), reaffirming the Company's commitment to pay dividends twice yearly.

On 23 September 2024 (U.S), Coronado Finance Pty Ltd launched an offering comprising $400 million aggregate principal amount of Senior Secured Notes due 2029 in a private placement exempt from the registration requirements of the U.S. Securities Act of 1933. The Notes offering closed oversubscribed on 2 October 2024 (U.S.) and achieved improved pricing (9.250%) and more favourable terms. We believe the successful offering reflects the Company's strong credit position, attractive earnings growth potential, and sustained unit cost reduction implied by the development of Mammoth Underground project, the Buchanan Expansion project, and the anticipated easing of Stanwell commitments in 2027. Net proceeds from the Notes offering were used to redeem the $242.3 million of outstanding 10.750% Senior Secured Notes due 2026 and pay the related fees and expenses of the Notes offering. The Company intends to use the remaining net proceeds for general corporate purposes, providing enhanced liquidity.

Coronado intends to release its third quarter and YTD 2024 financial results (Form 10-Q) to the market on 13 November 2024 (AEST).

Guidance

Coronado issued revised FY24 guidance on 5 September 2024 (U.S.) (USD, metric tonnes) as follows:

	Original FY24 Guidance	Revised FY24 Guidance
Saleable production (MMt)	16.4 – 17.2	**15.4 – 16.0**
Average Mining Cost per Tonne Sold ($)	95 – 99	**105 – 110**
Capital Expenditure ($m)	220 – 250	**No Change**

5

QUARTERLY REPORT SEPTEMBER 2024 6 DEVELOPMENT PROJECTS AND EXPLORATION Mammoth Underground The Mammoth Underground project (part of the Curragh Complex) remains on schedule, subject to regulatory approvals. All procurement activities are progressing as planned, with all equipment orders placed and delivery schedules agreed with providers before project commencement. Mammoth Underground has a full leadership team in place supporting the development of the project and expressions of interest for staff and workforce have been released to the market. The responses received have been extremely pleasing. Coronado completed all necessary earthworks in S-Pit in June and highwall stablisation works commenced in the September quarter in preparation for portal development. Engagements with the regulators, community and key stakeholders have continued to be positive. Mammoth Underground has substantial high-quality Met Coal reserves of 41 million ROM tonnes, with coal quality expected to mirror what is being mined at the existing Curragh North open cut. Once fully operational, the project is on target to deliver an incremental 1.5 – 2.0 Mtpa Saleable production in its first phase, subject to receipt of regulatory approvals. Buchanan Expansion Capital projects continued per plan during the September quarter while maintaining the expected commissioning dates during 2025. In the September quarter, underground steel and major component installation progressed on the second set of skips and all long-lead major components were received. The project completion date remains May 2025. During the September quarter, excavation was completed on the new surface raw coal storage area. Construction immediately followed and the reclaim tunnel concrete installation and structural steel erection of the screening building is ongoing. The scheduled date for operating the facility remains April 2025. This Quarterly Report was authorised for release to the market by the Board of Coronado Global Resources Inc. Contacts Coronado Global Resources Inc. ARBN: 628 199 468 Registered Office: Level 33, Central Plaza One, 345 Queen Street, Brisbane QLD 4000 Australia. T: +61 7 3031 7777 | E: investors@coronadoglobal.com | www.coronadoglobal.com Investors Media Chantelle Essa Helen McCombie Vice President Investor Relations Sodali & Co T: +61 477 949 261 T: +61 411 756 248 E: cessa@coronadoglobal.com E: helen.mccombie@sodali.com

QUARTERLY REPORT
SEPTEMBER 2024

APPENDIX

Quarterly Production and Sales Volumes by Mine

Summary Information (unaudited)		Sep Q24	Jun Q24	Change	Sep 2024 YTD	Sep 2023 YTD	Change
ROM Production	**Mt**	**6.3**	**7.4**	**(14.9%)**	**19.7**	**19.3**	**2.0%**
Curragh	Mt	2.6	3.8	(30.8%)	9.2	9.4	(2.5%)
Buchanan	Mt	2.0	1.9	9.5%	5.6	5.3	5.2%
Logan	Mt	1.6	1.8	(6.5%)	5.0	4.6	7.6%
Saleable production	**Mt**	**3.8**	**4.1**	**(6.9%)**	**11.3**	**11.9**	**(4.7%)**
Curragh	Mt	2.3	2.7	(15.4%)	7.1	7.3	(3.2%)
Buchanan	Mt	1.1	0.9	23.3%	2.6	2.8	(7.9%)
Logan	Mt	0.5	0.6	(12.7%)	1.6	1.7	(5.9%)
Sales volumes	**Mt**	**3.9**	**4.1**	**(3.0%)**	**11.7**	**11.7**	**(0.1%)**
Curragh	Mt	2.4	2.7	(10.5%)	7.6	7.2	5.3%
Buchanan	Mt	1.0	0.8	16.3%	2.5	3.1	(17.1%)
Logan	Mt	0.5	0.5	4.4%	1.5	1.4	8.8%

Some numerical figures in the above table have been subject to rounding adjustments. Accordingly, numerical figures shown as totals may not equal the sum of the figures that follow them. The Greenbrier mine is currently idle.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements concerning our business, operations, financial performance and condition, the coal, steel and other industries, and our plans, objectives and expectations for our business, operations, financial performance and condition. Forward-looking statements may be identified by words such as "may", "could", "believes", "estimates", "expects", "intends", "plans", "considers", "forecasts", "anticipates", "targets" and other similar words that involve risk and uncertainties. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, income, earnings per share, cost savings, capital expenditures, dividend payments, share repurchases, liquidity, capital structure, market share, industry volume, or other financial items, descriptions of management's plans or objectives for future operations, risk inherent to mining operations, such as adverse weather conditions, or descriptions or assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect the Company's good faith beliefs, assumptions and expectations, but they are not a guarantee of future performance or events. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond the Company's control, that are described in our Annual Report on Form 10-K for the fiscal year ended 31 December 2023 filed with the ASX and SEC on 20 February 2024, as well as additional factors we may describe from time to time in other filings with the ASX and SEC. You may get such filings for free at our website at www.coronadoglobal.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

This report includes a discussion of results of operations and references to and analysis of certain non-GAAP measures (as described below) which are financial measures not recognised in accordance with U.S. GAAP. Non-GAAP financial measures are used by the Company and investors to measure operating performance.

Non-GAAP financial measures used in this report include (i) Realised Price Per Tonne of Met Coal Sold, which we define as Met Coal revenues divided by metallurgical sales volume; (ii) Average Mining Costs Per Tonne Sold, which we define as mining costs divided by Sales volumes; and (iii) Net (Debt) / Cash, which we define as cash and cash equivalents (excluding restricted cash), less the outstanding aggregate principal amount of 10.750% Senior Secured Notes due 2026 and less other interest bearing liabilities.

We evaluate our mining cost on a cost per metric tonne basis. Mining costs is based on reported cost of coal revenues, which is shown on our statement of operations and comprehensive income exclusive of freight expense, Stanwell rebate, other royalties, depreciation, depletion and amortization and selling, general and administrative expenses, adjusted for other items that do not relate directly to the costs incurred to produce coal at the mine.

7

QUARTERLY REPORT
SEPTEMBER 2024

Reconciliations of certain forward-looking non-GAAP financial measures, including market guidance, to the most directly comparable GAAP financial measures are not provided because the Company is unable to provide such reconciliations without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of items impacting comparability and the periods in which such items may be recognised. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

A reconciliation of Net (Debt) / Cash is shown below for each of the periods presented in this report:

	30 September 2024	30 June 2024
(In US$000, except for volume data, unaudited)	Total Consolidated	Total Consolidated
Cash and cash equivalents	**176,349**	**264,691**
Less: Restricted cash	(251)	(251)
Cash and cash equivalents (excluding restricted cash)	**176,098**	**264,439**
Less: Aggregate principal amount of 10.750% Senior Secured Notes due 2026	(242,326)	(242,326)
Less: Loan – Curragh housing transaction	(27,663)	(26,783)
Net Debt	**(93,891)**	**(4,670)**

A reconciliation of consolidated costs and expenses, consolidated operating costs, and consolidated mining costs are shown below:

	For the three months ended 30 September 2024			
(In US$000, except for volume data, unaudited)	Australia	United States	Other / Corporate	Total Consolidated
Total costs and expenses	**438,184**	**227,466**	**9,733**	**675,383**
Less: Selling, general and administrative expense	(12)	-	(9,162)	(9,174)
Less: Depreciation, depletion and amortization	(19,837)	(25,151)	(571)	(45,559)
Total operating costs	**418,335**	**202,315**	**-**	**620,650**
Less: Other royalties	(51,567)	(11,453)	-	(63,020)
Less: Stanwell rebate	(25,391)	-	-	(25,391)
Less: Freight expenses	(41,474)	(24,652)	-	(66,126)
Less: Other non-mining costs	(9,782)	-	-	(9,782)
Total mining costs	**290,121**	**166,210**	**-**	**456,331**
Sales Volume excluding non-produced coal (Mt)	2.4	1.5	-	3.9
Average mining costs per tonne sold	**$122.8/t**	**$109.7/t**	**-**	**$117.7/t**

	For the three months ended 30 June 2024			
(In US$000, except for volume data, unaudited)	Australia	United States	Other / Corporate	Total Consolidated
Total costs and expenses	**390,576**	**207,737**	**8,919**	**607,232**
Less: Selling, general and administrative expense	(23)	-	(8,623)	(8,646)
Less: Depreciation, depletion and amortization	(25,885)	(25,082)	(296)	(51,263)
Total operating costs	**364,668**	**182,655**	**-**	**547,323**
Less: Other royalties	(77,462)	(9,963)	-	(87,425)
Less: Stanwell rebate	(26,451)	-	-	(26,451)
Less: Freight expenses	(37,801)	(22,903)	-	(60,704)
Less: Other non-mining costs	(4,057)	(4,268)	-	(8,325)
Total mining costs	**218,897**	**145,521**	**-**	**364,418**
Sales Volume excluding non-produced coal (Mt)	2.7	1.3	-	4.0
Average mining costs per tonne sold	**$81.7/t**	**$110.0/t**	**-**	**$91.1/t**

8

QUARTERLY REPORT
SEPTEMBER 2024

(In US$000, except for volume data, unaudited)	Australia	United States	Other / Corporate	Total Consolidated
	For the nine months ended 30 September 2024			
Total costs and expenses	**1,312,432**	**642,548**	**27,753**	**1,982,733**
Less: Selling, general and administrative expense	(47)	-	(26,588)	(26,635)
Less: Depreciation, depletion and amortization	(66,648)	(74,358)	(1,165)	(142,171)
Total operating costs	**1,245,737**	**568,190**	**-**	**1,813,927**
Less: Other royalties	(205,018)	(30,587)	-	(235,605)
Less: Stanwell rebate	(83,293)	-	-	(83,293)
Less: Freight expenses	(112,736)	(70,916)	-	(183,652)
Less: Other non-mining costs	(17,810)	(7,371)	-	(25,181)
Total mining costs	**826,880**	**459,316**	**-**	**1,286,196**
Sales Volume excluding non-produced coal (Mt)	7.5	4.0	-	11.6
Average mining costs per tonne sold	**$109.6/t**	**$113.7/t**	**-**	**$111.0/t**

(In US$000, except for volume data, unaudited)	Australia	United States	Other / Corporate	Total Consolidated
	For the nine months ended 30 September 2023			
Total costs and expenses	**1,297,492**	**644,168**	**30,780**	**1,972,440**
Less: Selling, general and administrative expense	-	-	(29,976)	(29,976)
Less: Depreciation, depletion and amortization	(48,002)	(64,246)	(804)	(113,052)
Total operating costs	**1,249,490**	**579,922**	**-**	**1,829,412**
Less: Other royalties	(231,443)	(37,163)	-	(268,606)
Less: Stanwell rebate	(105,357)	-	-	(105,357)
Less: Freight expenses	(120,747)	(71,795)	-	(192,542)
Less: Other non-mining costs	(19,382)	(33,104)	-	(52,486)
Total mining costs	**772,561**	**437,860**	**-**	**1,210,421**
Sales Volume excluding non-produced coal (Mt)	7.2	4.3	-	11.5
Average mining costs per tonne sold	**$107.8/t**	**$101.6/t**	**-**	**$105.5/t**

A reconciliation of Realised Price Per Tonne of Met Coal Sold is shown below for each of the periods presented in this report:

(In US$'000, except for volume data, unaudited)	Australian Operations	U.S. Operations	Consolidated
	For the three months ended 30 September 2024		
Total Revenues	**365,953**	**242,262**	**608,215**
Less: Other revenues	(7,301)	(211)	(7,512)
Total coal revenues	**358,652**	**242,051**	**600,703**
Less: Thermal coal revenues	(24,058)	(4,950)	(29,008)
Met Coal revenues	**334,594**	**237,101**	**571,695**
Volume of Met Coal sold (Mt)	1.7	1.5	3.2
Realised Price Per Tonne of Met Coal Sold	**$193.8/t**	**$162.8/t**	**$179.6/t**

(In US$'000, except for volume data, unaudited)	Australian Operations	U.S. Operations	Consolidated
	For the three months ended 30 June 2024		
Total Revenues	**458,491**	**215,337**	**673,828**
Less: Other revenues	(8,994)	(455)	(9,449)
Total coal revenues	**449,497**	**214,882**	**664,379**
Less: Thermal coal revenues	(19,991)	(5,027)	(25,018)
Met Coal revenues	**429,506**	**209,855**	**639,361**
Volume of Met Coal sold (Mt)	2.0	1.3	3.3
Realised Price Per Tonne of Met Coal Sold	**$216.2/t**	**$161.7/t**	**$194.7/t**

9

QUARTERLY REPORT
SEPTEMBER 2024

(In US$'000, except for volume data, unaudited)	For the nine months ended 30 September 2024 Australian Operations	U.S. Operations	Consolidated
Total Revenues	**1,260,549**	**689,643**	**1,950,192**
Less: Other revenues	(24,803)	(27,314)	(52,117)
Total coal revenues	**1,235,746**	**662,329**	**1,898,075**
Less: Thermal coal revenues	(63,342)	(21,841)	(85,183)
Met Coal revenues	**1,172,404**	**640,488**	**1,812,892**
Volume of Met Coal sold (Mt)	5.5	3.9	9.4
Realised Price Per Tonne of Met Coal Sold	**$212.2/t**	**$164.8/t**	**$192.6/t**

(In US$'000, except for volume data, unaudited)	For the nine months ended 30 September 2023 Australian Operations	U.S. Operations	Consolidated
Total Revenues	**1,286,242**	**924,828**	**2,211,070**
Less: Other revenues	(25,501)	(22,476)	(47,977)
Total coal revenues	**1,260,741**	**902,352**	**2,163,093**
Less: Thermal coal revenues	(65,328)	(129,168)	(194,496)
Met Coal revenues	**1,195,413**	**773,184**	**1,968,597**
Volume of Met Coal sold (Mt)	5.0	3.9	8.9
Realised price per Mt of Met Coal sold	**$238.5/t**	**$199.5/t**	**$221.5/t**

A reconciliation of Available Liquidity is shown below for each of the periods presented in this report:

(In US$000, except for volume data, unaudited)	30 September 2024 Total Consolidated	30 June 2024 Total Consolidated
Cash and cash equivalents	**176,349**	**264,691**
Less: Restricted cash	(251)	(251)
Cash and cash equivalents (excluding restricted cash)	**176,098**	**264,439**
Add: Short-term deposits	21,976	21,744
Add: Undrawn available borrowing under the ABL facility	128,024	128,256
Available Liquidity	**326,098**	**414,439**

10

QUARTERLY REPORT
SEPTEMBER 2024

GLOSSARY

A$	Australian dollar currency
ABL Facility	Asset Based Lending facility
AEST	Australian Eastern Standard Time
AU / AUS	Australia
ASX	Australian Securities Exchange
Available Liquidity	Refer Non-GAAP Financial Measures section
Average Mining Costs Per Tonne Sold	Refer Non-GAAP Financial Measures section
Capital Expenditure	Expenditure included as a component of Investing Activities within the Coronado Consolidated Statement of Cash Flows
CDI	Chess Depositary Interest
CHPP	Coal Handling Preparation Plant
Closing Cash	Cash and Cash Equivalents (excluding restricted cash) at the end of the quarter
EBITDA	Earnings before interest, tax, depreciation, and amortization
FOB	Free On Board in the vessel at the port
FOR	Free on Rail in the railcar at the mine
Free Cash Flow	Net Cash from Operating Activities less cash taxes, Capital Expenditure, Acquisition Expenditure, amounts reserved for Capital / Acquisition Expenditure and amounts required for Fixed Dividends and Debt Servicing.
FY	Full Year 1 January to 31 December
Group	Result for all Coronado Global Resources entities in Australia and the United States
H1	First six months of calendar year
HCC	Hard coking coal
HVA	High Vol A
HVB	High Vol B
Kt	Thousand tonnes, metric
LTI	Lost Time Injury
LV HCC FOB USEC index price	Low-Volatile Hard Coking Coal Free On Board United States East Coast benchmark index price
Mbcms	Million Bank Cubic Metres of waste movement
Met Coal	Metallurgical quality coal
Mt	Million tonnes, metric
Net (Debt) / Cash	Refer Non-GAAP Financial Measures section
NEWC Thermal index price	Thermal Coal Free On Board Newcastle (Australia) benchmark index price
One Curragh Plan	The planned improvement initiatives at the Company's Curragh Mine Complex in Australia.
PCI	Pulverised Coal Injection
PLV HCC FOB AUS index price	Premium Low-Volatile Hard Coking Coal Free On Board Australian benchmark index price
PLV HCC CFR China index price	Premium Low-Volatile Hard Coking Coal (including cost of freight) to China benchmark index price
Prime Waste	Overburden removed (excluding rehandled waste) to gain access to the ore body
Realised Price Per Tonne of Met Coal Sold	Refer Non-GAAP Financial Measures section
ROM	Run of Mine, coal mined unwashed
Saleable production	Coal available to sell, either washed or bypassed
Sales volumes	Sales to third parties
SGX Forward Curve	Singapore Exchange Australian Coking Coal futures quotes
Strip Ratio	Ratio of overburden removed to coal mined (ROM)
tCO2e	Tonnes of Carbon Dioxide equivalent emissions
Total Waste	Overburden removed (including rehandled waste) to gain access to the ore body
TRIFR	Total Reportable Injury Frequency Rate, is the number of fatalities, lost time injuries, cases or substitute work and other injuries requiring medical treatment per million hours worked on a rolling 12-month basis (used in Australia)
TRIR	Total Reportable Incident Rate, is a mathematical computation that takes into account how many Mine Safety and Health Administration (MSHA) recordable incidents our Company has per 200,000 hours worked on a rolling 12-month basis (used in the U.S. and for the Group)
US$	United States dollar currency
US$	United States dollar currency
U.S.	United States of America
VWAP	Volume Weighted Average Realised Price
YTD	Year-to-date for the period ending 30 September 2024

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